EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Announces Favorable Ruling from Sumitomo Arbitration

Tribunal Finds in Favor of EMCORE and Awards Legal Fees of over $2.5 million

ALHAMBRA, California, April 13, 2016 - EMCORE Corporation (NASDAQ: EMKR), a leading provider of Indium Phosphide (InP) optical chips, components, subsystems and systems for the broadband and specialty fiber optics market, announced today the receipt of a favorable ruling from the International Court of Arbitration tribunal relating to its ongoing dispute with Sumitomo Electric Industries, Ltd. ("SEI").

As previously disclosed, in September 2014, SEI filed for arbitration against the Company in connection with certain disputes arising out of the Company's sale of assets to SEI in May 2012. SEI was seeking $47.5 million from EMCORE relating to numerous claims.

On April 12, 2016, a three member arbitration panel rejected SEI's claims. The panel ruled that EMCORE owes SEI none of the amounts SEI sought in the arbitration and that the Company is entitled to collect the $1.9 million it is holding in escrow. The Company is also entitled to recover over $2.5 million in fees and costs. At December 31, 2015, EMCORE had accrued for $3.4 million of liabilities relating to potential claims, in addition to the $1.9 million it held in escrow for these claims.

About EMCORE
EMCORE Corporation designs and manufactures Indium Phosphide (InP) optical chips, components, subsystems and systems for the broadband and specialty fiber optics market. EMCORE was the pioneer in linear fiber optic transmission technology, and today is a leader in optical components, as well as a provider of complete end-to-end solutions for high-speed communications network infrastructures, enabling systems and service providers to meet growing demand for bandwidth and connectivity. EMCORE’s advanced optical technologies are designed for cable television (CATV) and fiber-to-the-premise (FTTP) networks, telecommunications and data centers, satellite communications, aerospace and defense, wireless networks, and broadcast and professional audio/video systems. With its world-class InP semiconductor wafer fabrication facility, EMCORE has fully vertically-integrated manufacturing capability and also provides contract design, foundry and component packaging services. EMCORE is headquartered in Alhambra, California with InP wafer fabrication operations in Alhambra, and ISO 9001 certified manufacturing in Alhambra and Langfang, China. For further information about EMCORE, visit http://www.emcore.com.

Contact:

EMCORE Corporation

Mark Weinswig
Chief Financial Officer
(626) 293-3400

Media
Joel Counter
Manager, Corporate Marketing Communications
(626) 999-7017
media@emcore.com

Investor
Erica Mannion
Sapphire Investor Relations, LLC
Phone: (617) 542-6180
investor@emcore.com